EXHIBIT 1

                            AGREEMENT

             RESPECTING JOINT FILING OF SCHEDULE 13D


The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13D reporting each of the undersigned's ownership of shares of common stock of JPS
Packaging Company, a Delaware corporation, and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.


Date: August 25, 1998.



                                   /s/ G. Kenneth Baum
                                   G. Kenneth Baum



                                   /s/ William D. Thomas
                                   William D. Thomas


                                   GEORGE K. BAUM GROUP, INC.

                                   By: /s/ William D. Thomas
                                      Name: William D. Thomas
                                      Title: President